Exhibit 10.6
First Amendment to the
CHESAPEAKE UTILITIES CORPORATION
DEFERRED COMPENSATION PLAN
As Amended and Restated as of January 1, 2009

First Amendment to the Chesapeake Utilities Corporation Deferred Compensation Plan
Background Information
A.	The Plan was amended and restated effective as of January 1, 2009, to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). From and after January 1, 2005 through December 31, 2008, the Plan was subject to and operated in accordance with a good faith interpretation of Code Section 409A, including the use of any applicable transition rules in effect during such period.
B.	The Internal Revenue Service, in Notice 2010-6, provided guidance regarding document drafting failures and ambiguities that may be corrected or clarified without adverse tax implications.
C.	Chesapeake Utilities Corporation, as the Plan’s sponsor, desires to make certain clarifying amendments to the Plan to ensure its interpretation and operation continue in accordance with the requirements of Code Section 409A, as permitted by Section IV of Notice 2010-6.
Amendment
Chesapeake Utilities Corporation hereby amends the Plan as set forth below, effective as of January 1, 2009:
1.	Subsection (a) of Section 3.03 of the Plan, “Form and Time of Payment,” is hereby revised to read as follows in order to reflect within the Plan document the administrative practice set forth in Plan election forms of offering Participants the option of electing that payment be made in a single lump sum or in annual installments over a period of either five or ten years:
“General. Except as provided in Sections 5.03, 5.04, 5.05 and 5.06, an amount deferred under this Section 3 shall be paid, or commence to be paid, in a lump sum or in annual installments over a period of five or ten years as of the Valuation Date coincident with or next following Separation from Service or the date elected by the Participant. A Participant may elect a different form or time of payment for his deferrals for each Plan Year, but may not divide his deferrals for a single Plan Year among different forms or times of payment. If, however, a Participant who is an Eligible Employee elects to receive payment upon Separation from Service, no amount shall be distributed earlier than six months after the Valuation Date coincident with or next following the Participant’s Separation from Service. Such six month delay shall not apply to a distribution made to a Participant who is a Director. A Participant may elect to receive his distribution as of the earlier or later of two dates (including Separation from Service), to the extent permitted by Code Section 409A. In the event a Participant fails to make a payment election, the default form of payment shall be a lump sum and the default time of payment shall be six months after the Valuation Date coincident with or next following the Participant’s Separation from Service. Elections regarding the time and form of payment must be made by or before the election filing deadlines under Section 3.02.”

2.	Subsection (c) of Section 5.02 of the Plan, “Installment Payments,” is hereby revised to read as follows in order to reflect the fact that Participants make separate payment elections for each year’s deferrals, if any, and that only a portion of any Plan subaccount may be payable in accordance with an installment payment election:
“Installment Payments. If the Participant receives installment payments, the amount of the first installment shall be equal to the value of the portion of the Participant’s Deferred Cash Subaccount payable in installments, plus the value of the portion of the Participant’s DSU Subaccount (determined in accordance with Section 4.05(b)) payable in installments, determined as of the Valuation Date as of which the installment payments commence (the “applicable Valuation Date”) pursuant to Section 5.02(a), divided by five (if five installments are elected) or ten (if ten installments are elected). The amount of each succeeding installment shall be equal to the value of the portion of the Participant’s Deferred Cash Subaccount payable in installments and the value of the portion of the Participant’s DSU Subaccount (determined in accordance with Section 4.05(b)) payable in installments on the next succeeding anniversary of the applicable Valuation Date, divided by the remaining number of installments to be paid. The payment medium of each installment payment shall be determined in accordance with Section 5.02(b).”
3.	Subsection (b) of Section 5.03 of the Plan, “Time of Payment,” is hereby revised to read as follows in order to reflect the fact that payment must be made no more than 90 days after the date of death:
“Time of Payment. A distribution pursuant to this Section 5.03 shall be paid to the Participant’s Beneficiary within 30 days after the Valuation Date that is coincident with or next follows the date of the Participant’s death, together with any additional information or documentation that the Committee determines to be necessary or appropriate before it makes the distribution. Notwithstanding the foregoing, in no event will payment be made more than 90 days after the date of the Participant’s death.”
4.	Section 5.05 of the Plan, “Disability,” is hereby revised to read as follows in order to reflect the fact that payment must be made no more than 90 days after the date a Disability occurs:
“Disability. Notwithstanding any election made pursuant to Sections 3.02 and 3.03, upon the Participant’s becoming Disabled, the Participant shall be eligible to receive payment of the amounts credited to his Account commencing as soon as practicable but no more than 90 days after the Committee has determined the Participant is Disabled. Benefits payable in accordance with this provision shall be payable in a lump sum to the Participant equal to the remaining balance of the Participant’s Account.”

5.	Section 8.01 of the Plan, “By the Compensation Committee,” is hereby amended by the addition of the following sentence at the end thereof: “The suspension or termination of the Plan shall not accelerate the obligation to make payments to any person not otherwise currently entitled to payments under the Plan, unless specifically determined by the Compensation Committee and permitted by applicable law, including but not limited to Code Section 409A.”
6.	Section 9.04 of the Plan, “Required Information,” is hereby amended by the addition of the following sentence at the end thereof: “Notwithstanding the foregoing, the failure to provide any requested information or proof shall not delay any payment under the Plan, unless specifically permitted by applicable law, including but not limited to Code Section 409A.”

CHESAPEAKE UTILITIES CORPORATION
By:

Its:

Date: